EXHIBIT 23.1
Independent Accountants’ Consent
The Board of Directors and Stockholders
Ashford Hospitality Trust, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-118746, 333-124105, 333-125423, 333-126821, 333-128031, and 333-131878) on Form S-3 and (No. 333-132440) on Form S-8 of Ashford Hospitality Trust, Inc. of our report dated May 4, 2006, with respect to the combined balance sheet of the Marriott at Research Triangle Park as of December 30, 2005, and the related combined statements of operations, net assets, and cash flows for the fiscal year then ended, which report appears in the Form 8-K/A of Ashford Hospitality Trust dated May 9, 2006.
/s/ KPMG LLP
McLean, Virginia
May 9, 2006